Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of the Effective Date (as hereinafter defined), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”) and Virginia M. Wilson (the “Executive”).

WHEREAS, Cendant Corporation (“Cendant”) has determined to distribute all of the common stock of the Company directly to its stockholders pursuant to a pro rata dividend (the “Transaction”); and

WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EFFECTIVENESS

Subject to and upon the consummation of the Transaction (the “Effective Date”), (i) the Executive shall be an employee of the Company, shall no longer be an employee of Cendant, and all agreements between the Executive and Cendant pertaining to her employment with Cendant and the terms thereof shall terminate and be of no further force or effect and (ii) this Agreement shall become effective.

SECTION II

EMPLOYMENT; POSITION AND RESPONSIBILITIES

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement. During the Period of Employment, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company. The Executive shall report to and be subject to the direction of, the Chief Executive Officer of the Company (the “Supervising Officer”). The Executive shall perform such duties and exercise such supervision with regard to the business of the Company as are associated with her respective positions, as well as such reasonable additional duties as may be prescribed from time to time by the Supervising Officer. The Executive shall, during the Period of Employment, devote substantially all of her time and attention during normal business hours to the performance of services for the Company. The Executive shall maintain a primary office and conduct her business in Parsippany, New Jersey (the “Business Office”), except for normal and reasonable business travel in connection with her duties hereunder.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) shall begin on the Effective Date and shall end on the third anniversary of the Effective Date, subject to earlier termination as provided in this Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided that neither party hereto shall have any obligation hereunder or otherwise to consummate any such extension or any new agreement relating to the Executive’s employment with the Company.

SECTION IV

COMPENSATION AND BENEFITS

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive shall be compensated as follows:

(a)	Base Salary

The Company shall initially pay the Executive a fixed base salary (“Base Salary”) of not less than $475,000, per annum, and thereafter the Executive shall be eligible to receive annual increases as the Company deems appropriate, in accordance with its customary procedures regarding salaries of senior officers. Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

(b)	Annual Incentive Awards

The Executive will be eligible for discretionary annual incentive compensation awards; provided, that the Executive will be eligible to earn an annual bonus for each fiscal year of the Company during the Period of Employment based upon a target bonus equal to 100% of Base Salary earned during each such year, subject to the Company’s attainment of applicable performance targets established and certified by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, including, if approved by the Committee, performance and bonus targets relating to the attainment of above-target performance (each such annual bonus, an “Incentive Compensation Award”). The Executive’s bonus targets relating to Incentive Compensation Awards will be established by the Company based upon financial performance targets substantially equivalent to those applicable to other corporate-level senior executive officers (excluding the Supervising Officer) and will be communicated to the Executive once they are established.

(c)	Long-Term Incentive Awards

Upon the Effective Date, the Company shall grant the Executive one or more long-term incentive equity awards with an aggregate grant date value equal to $2.5 million (the “Initial Grant”). The Initial Grant shall vest as determined by the Company, including with respect to any performance-based conditions applicable to vesting, in its sole and absolute discretion, and shall be subject to the terms and conditions of the Company’s 2006 Equity and Incentive Plan and the applicable agreement evidencing such award as determined by the Company. Thereafter, the Executive shall be eligible for long term incentive awards as determined by the Company, and the Executive will participate in such grants at a target compensation level commensurate with her position as a senior executive officer of the Company. For purposes of this Agreement, awards described in this paragraph are referred to as “Long Term Incentive Awards.”

(d)	Additional Benefits

The Executive shall be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now in effect, or later established by the Company, on the same basis as most senior executives of the Company. The Executive shall participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and program.

SECTION V

BUSINESS EXPENSES

The Company shall reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of her duties and obligations under this Agreement. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time for its executive officers and shall promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION VI

DEATH AND DISABILITY

The Period of Employment shall end upon the Executive’s death. If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. The Company’s obligation to make payments to the Executive under this Agreement shall cease as of such date of termination, except for Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination. Notwithstanding the foregoing, the Company will not take any action in respect of the Executive’s employment status pursuant to this paragraph that will cause the Executive to lose eligibility under any then-existing disability insurance benefit plan sponsored by the Company.

SECTION VII

EFFECT OF TERMINATION OF EMPLOYMENT

(a)    Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (each as defined below): the Company shall pay the Executive (or her surviving spouse, estate or personal representative, as applicable), in accordance with paragraph (d) below, an amount equal to 200% multiplied by the sum of (A) the Executive’s then current Base Salary, plus (B) the Executive’s then current target Incentive Compensation Award. In addition, upon such event, all Long Term Incentive Awards granted on or after the Effective Date which would have otherwise vested within one year following the Executive’s termination of employment, will become vested upon the Executive’s termination of employment, and any such awards which are stock options or stock appreciation rights will remain outstanding for a period of two years (but not beyond the original expiration date) following the Executive’s termination of employment. For purposes of the preceding sentence only, with respect to any awards that vest pursuant to performance criteria measured over a multi-year period, with no interim vesting dates, such awards will instead be viewed as awards which vest in equal pro rata installments on each respective anniversary of the grant date, and accordingly, upon such termination event, such award will become vested with respect to shares which would otherwise vested prior to such termination date and within one year following such termination date; provided, however, that the vesting of such awards shall not occur unless and until the Company determines that all applicable performance goals have been attained (and the Executive will receive such vesting at the same time, and on the same basis, as other executive officers who are subject to the same performance goals). The provisions relating to Long Term Incentive Awards set forth in this paragraph shall not supersede or replace any provision or right of the Executive relating to the acceleration of the vesting of such awards in the event of a change in control of the Company or the Executive’s death or disability, whether pursuant to an applicable stock plan document or award agreement.

(b)    Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination shall be paid to the Executive in accordance with paragraph (d) below. Outstanding stock options and other equity awards held by the Executive as of the date of termination shall be treated in accordance with their terms (except as provided in paragraph (a) above).

(c)     For purposes of this Agreement, the following terms have the following meanings:

i.    “Termination for Cause” means (a) the Executive’s willful failure to substantially perform her duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (c) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of her duties or (e) the Executive purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements. Unless the Company reasonably determines in its sole discretion that the Executive’s conduct is not subject to cure, then the Company will provide notice to the Executive of its intention to terminate the Executive’s employment for Cause hereunder, along with a description of the Executive’s conduct which the Company believes gives rise to Cause, and provide the Executive an appropriate period of time (determined by the Company but no less than 15 days) to cure such conduct and/or challenge the Company’s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct is curable; has been cured; and/or gives rise to Cause, shall be made by the Company in its sole discretion and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend the Executive’s duties during any such cure period pending such determination.

ii.    “Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of

Employment, or other element of compensation), (b) the Business Office is relocated to any location which is more than 30 miles from the city limits of Parsippany, New Jersey or (c) any of a material diminution of the Executive’s duties, authority, title or responsibilities, failure of the Company to maintain at all times the Executive as the senior-most financial officer of the Company, or the Executive does not report to the Chief Executive Officer of the Company. The Executive shall provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after an event giving rise to the notice. The Company shall have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii.    “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, disability, or Termination for Cause.

iv.    “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

(d)    Conditions to Payment and Acceleration. All payments due to the Executive under this Section VII shall be made as soon as practicable, but in no event earlier (or later) than the date permitted under Section 409A of the Code, to the extent such payment is subject to Section 409A of the Code; provided, however, that such payments shall be subject to, and contingent upon, the execution by the Executive (or her beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion. The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.

SECTION VIII

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

(a)    The Executive shall, with reasonable notice during or after the Period of Employment, furnish information as may be in her possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. After the Period of Employment, the Executive shall cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary, and the Company shall make reasonable efforts to minimize interruption of the Executive’s life in connection with her cooperation in such matters as provided for in this paragraph.

(b)    The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive shall not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of her duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive shall not make use of the Information for her own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive shall also use her best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into her possession, are confidential and shall remain the property of the Company or its affiliates.

(c)    (i)    During the Period of Employment and the Post Employment Period, (as defined below and, together with the Period of Employment, the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.

(ii)    During the Restricted Period, the Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Board, shall not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world.

(iii)    During the Restricted Period, the Executive, without express prior written approval from the Board, shall not solicit any then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

(iv)    During the Restricted Period, the Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

(v)    For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company, the term “affiliate” shall include without limitation all subsidiaries and licensees of the Company and the term, “Post Employment Period” shall mean either (1) if the Executive’s employment terminates for any reason at such time following the expiration of the Period of Employment hereunder, a period of one year following the Executive’s termination of employment or (2) if the Executive’s employment terminates during the Period of Employment hereunder, a period of two years following the Executive’s termination of employment.

(d)    The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VIII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VIII.

(e)    The period of time during which the provisions of this Section VIII shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(f)    The Executive agrees that the restrictions contained in this Section VIII are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION IX

INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding).

SECTION X

MITIGATION

The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XI

WITHHOLDING TAXES

The Executive acknowledges and agrees that the Company may directly or indirectly withhold from applicable payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XII

EFFECT OF PRIOR AGREEMENTS

This Agreement shall supersede any prior agreements between Cendant, the Company, and the Executive relating to the terms of the Executive’s employment, and any such prior agreement shall be deemed terminated without any remaining obligations of either party thereunder (excluding agreements relating to incentive compensation and outstanding equity awards which explicitly survive).

SECTION XIII

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term “the Company” shall mean the other corporation and this Agreement shall continue in full force and effect. Should the acquiring company for any reason deny the effect of this provision or fail to act in accordance with it, the Company will continue to be obligated to perform under this Agreement notwithstanding.

SECTION XIV

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XV

GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state.

SECTION XVI

ARBITRATION

(a)    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)    The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)    Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.

(d)    The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)    The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVII

SURVIVAL

Sections VIII, IX, X, XI and XII shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XIII

SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.*****

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WYNDHAM WORLDWIDE CORPORATION

/s/ Stephen P. Holmes
By: Stephen P. Holmes
Title: Chief Executive Officer

VIRGINIA M. WILSON

/s/ Virginia M. Wilson